JETBLUE AIRWAYS REPORTS AUGUST TRAFFIC
New York, NY (September 13, 2018) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for August 2018. Traffic in August increased 6.7 percent from August 2017, on a capacity increase of 4.8 percent.

Load factor for August 2018 was 88.7 percent, an increase of 1.6 points from August 2017. JetBlue’s preliminary completion factor was 97.4 percent and its on-time (1) performance was 66.7 percent. JetBlue continues to expect third quarter revenue per available seat mile (RASM) to range between 1.0 to 3.0 percent. As reported on September 5th, our updated RASM guidance largely reflects strong close-in demand.

JETBLUE AIRWAYS TRAFFIC RESULTS

	August 2018	August 2017	% Change
Revenue passenger miles (000)	4,720,305	4,423,182	6.7%
Available seat miles (000)	5,319,963	5,077,985	4.8%
Load factor	88.7%	87.1%	1.6 pts.
Revenue passengers	3,908,398	3,699,807	5.6%
Departures	32,576	31,794	2.5%
Average stage length (miles)	1,093	1,076	1.6%

	Y-T-D 2018	Y-T-D 2017	% Change
Revenue passenger miles (000)	34,384,152	32,432,253	6.0%
Available seat miles (000)	39,833,204	38,042,092	4.7%
Load factor	86.3%	85.3%	1.0 pts.
Revenue passengers	28,652,079	27,476,236	4.3%
Departures	245,015	239,840	2.2%
Average stage length (miles)	1,093	1,075	1.7%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 40 million customers a year to 103 cities in the U.S., Caribbean, and Latin America with an average of 1,000 daily flights. For more information please visit jetblue.com.

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